
Email Update

MARKET VECTORS® ETFs

Dear ***INSERT FIRST NAME,***

We are pleased to announce that today, November 10, 2011, **Van Eck commenced its exchange offers for six Merrill Lynch-sponsored HOLDRS:** OIH, SMH, PPH, BBH, RTH and RKH. The offers are expected to expire on December 20, 2011, unless they are extended. [Read press release.] Investors should be receiving an information package, including participation instructions, shortly.

INVESTOR ACTION IS REQUIRED PRIOR TO DECEMBER 20, 2011. Below, please find a quick overview. More complete information, including investor action choices and tax implications, can be found at vaneck.com/holdrs.

WHY PARTICIPATE?

- Uninterrupted exposure to target industries
- ETFs offer more dynamic, diversified approach to industry investing
- No costs related to exchange offers (securities intermediary fees may apply)
- Certain tax advantages may be associated with participating [Learn more]

Investors should consult their financial and tax advisors when evaluating the benefits and risks of participating in the exchange offers, including tax consequences such as realization of capital gains and losses, and fees that may be charged by securities intermediaries, among others.

WHEN?

- November 10, 2011: Offers commenced
- December 20, 2011: Offers expected to expire (note: securities intermediaries may have earlier cutoff dates)
- Trading in six HOLDRS expected to be halted approximately 30 minutes prior to offer expiration and expected to be suspended prior to the opening of trading in the new

ETFs
- HOLDRS Trusts expected to be terminated and HOLDRS delisted shortly thereafter
- New ETFs commence on trading day after offer expiration

HOW?

- Interested investors should speak to their securities intermediaries and/or follow instructions contained in exchange offer materials
- Participating investors will authorize the sale of certain securities underlying the tendered HOLDRS and the purchase of certain other securities to conform to a diversified basket of stocks that align with the indices underlying the new Market Vectors ETFs
- Information relating to the Indicative Rebalanced HOLDRS Securities Value will be available at vaneck.com/holdrs, or by calling 800.290.6424 (Banks and Brokers: 212.269.5550)

LEARN MORE

- Read: Press Release, "Van Eck Global Commences Exchange Offers"
- Review: Timeline
- Speak to an Information Agent representative:
  D.F. King & Co.
  Toll-Free: 800.290.6424
  Banks and Brokers: 212.269.5550
  marketvectorsetf@dfking.com

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OIH SMH PPH BBH RTH RKH

Van Eck Global
335 Madison Avenue
New York, NY 10017

For more information, please contact:

D.F. King & Co., the Information Agent:

- Toll-Free: 800.290.6424

Banks and Brokers: 212.269.5550

- Email: marketvectorsetf@dfking.com

Important Disclosure

The prospectus (or Statement of Additional Information) contained in the registration statements for the new ETFs is not an offer to sell the securities referenced therein and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This material is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offers will be made only pursuant to the exchange offer documents, which will be distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the "SEC") as part of the Registration Statements. **INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS**. SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.

All information in this material (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations, was provided by Merrill Lynch & Co., Inc. All information in this material concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck. Information on HOLDRS assets under management and trading volume was sourced from Bloomberg.

Certain statements made in this material that are not historical facts are referred to as "forward-looking statements" under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Van Eck and the ETFs managed by Van Eck and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Van Eck and the ETFs managed by Van Eck undertake no responsibility to update publicly or revise any forward-looking statements.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a new ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to: Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017 or by calling: 800.826.2333 or visiting vaneck.com/etf.

The indices referred to herein are published by and are the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the indices. Structured Solutions AG uses its best efforts to ensure that the Indices are calculated correctly. Structured Solutions AG has no obligation to point out errors in the Indices to third parties.

Van Eck Securities Corporation
Distributor
335 Madison Avenue
New York, NY 10017